Exhibit 99.1

Myers Industries Completes Acquisition of Signature Systems

Transaction strengthens Myers’ portfolio of market leading brands and enhances margin and EPS growth profiles

Signature Systems’ leading position in the high-growth infrastructure and ground protection markets provides an attractive platform for growth and is expected to deliver both double-digit EPS accretion and $8 million of run-rate synergies by 2025

February 8, 2024, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) (“Myers” or the “Company”), a leading manufacturer and distributor of industrial products, today announced that it has completed its acquisition of Signature Systems (“Signature”), which was previously announced on January 2, 2024.

“We are excited to welcome the Signature team to Myers with the closing of this transaction,” said Mike McGaugh, Chief Executive Officer of Myers Industries. “This acquisition strengthens our growing portfolio of market leading brands, enhances our profitability profile and demonstrates Myers’ capability as a platform for acquisitive growth. With a strong runway of future growth, due to increasing infrastructure investments over the next decade, we believe Signature’s sustainable competitive advantage, strong earnings growth, and free cashflow profile will help us accelerate EPS growth and achieve our long-term strategic objectives.”

The cash transaction of $350 million was funded through an amendment and restatement of Myers’ existing loan agreement, which maintained a $250 million revolving credit facility and added a new $400 million 5-year senior secured term loan A (collectively, the “Loan Agreement”). The term loan A was increased by $50 million from the amount initially contemplated. These combined senior secured loan agreements enhance Myers’ overall liquidity profile and capacity for future potential acquisitions. Pro forma for the acquisition, the Company’s net leverage ratio is approximately 3.0x, which is within management’s target range. The financial results of Signature Systems are expected to be included within Myers’ Material Handling segment.

Chief Financial Officer Grant Fitz commented, “As mentioned in January, this transaction is expected to be neutral to slightly dilutive to US GAAP EPS in fiscal year 2024, and we anticipate Signature will deliver EPS accretion of $0.20 to $0.30 in 2025 and $0.40 to $0.50 in 2026 with additional meaningful EPS accretion beyond 2026. We also expect annualized run-rate operational and cost synergies of $8 million to be fully captured by 2025 with additional synergies to be realized once Signature has an opportunity to leverage the Myers Business System. Excluding other potential opportunities that may come forward, we anticipate using the free cash flow generated from the combined Myers and Signature company to allow Myers to reduce the net leverage ratio below 2.0x within two years of closing of this transaction.”

Moelis & Company LLC served as the exclusive financial advisor to Myers with respect to the transaction, while Vorys, Sater, Seymour and Pease LLP and Davis Polk & Wardwell LLP provided legal counsel. William Blair & Company LLC served as exclusive financial advisor and Honigman LLP served as legal counsel to Signature. The Loan Agreement was led by J.P. Morgan Chase, U.S. Bank National, Wells Fargo Bank and KeyBank National.

About Myers Industries

Myers Industries, Inc. is a leading manufacturer of a wide range of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel, and under-vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

About Signature Systems

Signature Systems manufactures and distributes composite matting ground protection for industrial applications, stadium turf protection and temporary event flooring. Signature protects its customers around the world by designing, engineering and manufacturing premier composite matting systems that keep people, property and equipment safe. Signature offers application-based solutions and customer-informed engineering for multiple industries, ranging from industrial sectors to the world's highest-profile major venues and events. Its leading global brands include MegaDeck®, SignaRoad®, DuraDeck®, OmniDeck®, ArmorDeck® and EventDeck®. Visit www.signature-systems.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including information regarding the Company’s financial outlook, future plans, objectives, business prospects and anticipated financial performance. Forward-looking statements can be identified by words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” or variations of these words, or similar expressions. These forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, these statements inherently involve a wide range of inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. The Company’s actual actions, results, and financial condition may differ materially from what is expressed or implied by the forward-looking statements.

Specific factors that could cause such a difference on our business, financial position, results of operations and/or liquidity include, without limitation, raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; impacts from the novel coronavirus (“COVID-19”) pandemic; and other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including without limitation, the risk factors disclosed in Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Given these factors, as well as other variables that may affect our operating results, readers should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance, nor use historical trends to anticipate results or trends in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company expressly disclaims any obligation or intention to provide updates to the forward-looking statements and the estimates and assumptions associated with them.

Contact:

Meghan Beringer

Senior Director of Investor Relations

(252) 536-5651

M-INV

Source: Myers Industries, Inc.